ICO, Inc. Announces Financial Results for
Third Quarter Ended June 30, 2008

    HOUSTON, TEXAS, August 6, 2008 – ICO, Inc. (NASDAQ: ICOC), global producer of custom polymer powders and plastic film concentrates, today announced its results for the quarter ended June 30, 2008.

Third Quarter Highlights

•	Revenues of $115.7 million, an increase of $2.3 million or 2% from the prior year
•	Volumes declined 9% compared to the third quarter of fiscal 2007
•	Operating income of $6.5 million, down 28% year-over-year
•	Net income per share of $.17 fully diluted
•	Total debt outstanding decreased $10.0 million or 15% as a result of positive cash flow

Third Quarter 2008 vs. Third Quarter 2007

Revenues for the three months ended June 30, 2008 were $115.7 million, an increase of $2.3 million or 2% compared to the same quarter of the previous year.  The translation effect of stronger foreign currencies caused $8.9 million of the increase, while higher average selling prices and changes in product mix caused $1.8 million of the increase.  A 9% decrease in volumes sold reduced revenues by $8.3 million.

Gross margins declined from 18.1% to 16.0% primarily as a result of lower volumes sold, pricing pressures and higher operating costs, especially in our Bayshore Industrial segment and Australian locations.  The decline in gross margins led to a decline in operating income of $2.5 million or 28% compared to the prior year quarter. During the third quarter the Company reversed its valuation allowance on previous tax losses incurred in Brazil, which resulted in a reduction to income tax expense of $0.7 million.  Compared to the prior year quarter, income from continuing operations decreased $1.0 million or 18%, to $.17 per share for the three months ended June 30, 2008 as a result of the above items.

Third Quarter 2008 vs. Second Quarter 2008

Comparing the sequential quarterly results, revenues increased $3.6 million or 3% caused by the translation effect of stronger foreign currencies and changes in product sales mix and prices.  A 4% decline in volumes sold, combined with a decrease in feedstock margins, led to a reduction in gross margin from 17.2% to 16.0%.  The decline in gross margins, as well as lower net insurance recoveries of $1.2 million related to the July 2007 fire in the Company’s New Jersey location, led to a decline in operating income of $2.2 million or 25%.   Similar to the year-over-year quarterly comparison, profitability in our Bayshore Industrial segment and Australian locations also declined during the quarter, contributing to the sequential quarter reduction in operating income.  The reversal of the valuation allowance in Brazil and the Company’s lower pre-tax income led to lower quarterly tax expense of $1.5 million.  Income from continuing operations declined $0.4 million or 7% as a result of the above.

“Although our third quarter results were disappointing to us, we can see the benefits of being diversified,” stated A. John Knapp, Jr., the Company’s President and CEO.  “Our European region produced tremendous results for the quarter which helped offset some of the weakness we saw in our Bayshore Industrial segment and Australian locations.  During the quarter, we generated good cash flow as we reduced our debt levels by $10.0 million.  We remain confident in the success of our business over the long-term due to our product and geographic diversity.”

Balance Sheet and Liquidity

    Total debt outstanding as of June 30, 2008 was $58.5 million, a decline of $10.0 million from March 31, 2008.  This reduction was accomplished by positive cash flow from operations of $13.5 million less net capital expenditures of $3.3 million.  Approximately $1.7 million of the capital expenditures related to our facility relocation from New Jersey to Pennsylvania.  For the first nine months of fiscal year 2008, shareholders’ equity increased $22.4 million or 25%, primarily as a result of year-to-date net earnings and the effect of stronger foreign currencies compared to the U.S. Dollar.  Our available borrowing capacity at June 30, 2008 was $68.0 million, an increase from March 31, 2008 by $11.0 million.

Conference Call on the Web

A live Internet broadcast of ICO, Inc.’s conference call regarding fiscal 2008 third quarter results can be accessed at 10:00 a.m. Central Time on Thursday, August 7, 2008 at http://www.videonewswire.com/event.asp?id=50067, where the webcast replay will be accessible for ninety days.  The webcast replay will also be accessible on the Company’s website at www.icopolymers.com for a period of twelve months.  (Minimum requirements to listen to the broadcast are:  The Windows Media Player software, downloadable free from
http://www.microsoft.com/windows/windowsmedia/player/download/download.aspx and at least a 28.8Kbps connection to the Internet.)

Investors are invited to participate in the conference by dialing 847-413-3733, passcode 22186048.  A replay of the conference call will be available by dialing 630-652-3044, passcode 22186048.

About ICO, Inc.

With 20 locations in 10 countries, ICO produces custom polymer powders for rotational molding and other polymer related businesses, such as the textile, metal coating and masterbatch markets. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO's Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the plastic film industry.  Additional information about ICO, Inc. can be found on the Company’s website at www.icopolymers.com.

        This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, restrictions imposed by the Company’s outstanding indebtedness, changes in the cost and availability of resins (polymers) and other raw materials, demand for the Company's services and products, business cycles and other industry conditions, international risks, operational risks, currency translation risks, the Company’s lack of asset diversification, the Company’s ability to manage global inventory, develop technology and proprietary know-how, and attract and retain key personnel, as well as other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2007 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

ICO, Inc.
Consolidated Statement of Operations
(Unaudited and in thousands, except per share data and percentages)

	Three Months Ended			Nine Months Ended
	June 30,		March 31,	June 30,
	2008	2007	2008	2008	2007
Product Sales	$105,494	$102,963	$102,120	$308,802	$265,443
Toll Services	10,224	10,415	10,006	29,907	28,915
Total Revenues	115,718	113,378	112,126	338,709	294,358
Cost of sales and services (exclusive of depreciation shown
separately below)	97,234	92,836	92,838	281,845	241,976
Gross Profit (1)	18,484	20,542	19,288	56,864	52,382
Selling, general and administrative expense	10,441	9,727	10,387	31,431	27,440
Depreciation and amortization	1,932	1,855	1,853	5,580	5,466
Impairment, restructuring and other costs (income)	(356)	-	(1,598)	(1,756)	(654)
Operating income	6,467	8,960	8,646	21,609	20,130
Other income (expense):
Interest expense, net	(1,039)	(799)	(1,096)	(3,158)	(2,301)
Other income (expense)	165	(129)	(68)	(36)	(296)
Income from continuing operations before income taxes	5,593	8,032	7,482	18,415	17,533
Provision for income taxes	960	2,400	2,489	5,263	3,819
Income from continuing operations	4,633	5,632	4,993	13,152	13,714
Income (loss) from discontinued operations, net of income taxes	-	(18)	-	(16)	1,421
Net income	$4,633	$5,614	$4,993	$13,136	$15,135
Preferred Stock dividends	-	(82)	-	(1)	(472)
Net gain on redemption of Preferred Stock	-	-	-	-	6,023
Net income applicable to Common Stock	$4,633	$5,532	$4,993	$13,135	$20,686

Basic income from continuing operations per common share	$0.17	$0.21	$0.18	$0.48	$0.74
Basic net income per common share	$0.17	$0.21	$0.18	$0.48	$0.80

Diluted income from continuing operations per common share	$0.17	$0.20	$0.18	$0.47	$0.49
Diluted net income per common share	$0.17	$0.20	$0.18	$0.47	$0.54

Basic weighted average shares outstanding	27,433,000	26,056,000	27,263,000	27,202,000	25,934,000
Diluted weighted average shares outstanding	27,975,000	27,598,000	27,949,000	27,975,000	27,892,000

Gross Margin (2)	16.0%	18.1%	17.2%	16.8%	17.8%

(1) Calculated as Total Revenues minus Cost of Sales and Services, exclusive of Depreciation Expense.
(2) Calculated as Gross Profit divided by Total Revenues.

ICO, Inc.
Consolidated Balance Sheet
 (Unaudited and in thousands, except share data and ratios)

	June 30,	September 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$3,909	$8,561
Trade receivables	89,438	95,142
Inventories	72,302	60,420
Deferred income taxes	2,140	1,778
Prepaid and other current assets	8,868	9,924
Total current assets	176,657	175,825

Property, plant and equipment, net	65,039	57,396
Goodwill	9,258	9,228
Other assets	4,250	3,768
Total assets	$255,204	$246,217

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings under credit facilities	$13,468	$16,133
Current portion of long-term debt	17,089	11,611
Accounts payable	54,601	66,906
Accrued salaries and wages	7,010	7,313
Other current liabilities	13,517	16,004
Total current liabilities	105,685	117,967

Long-term debt, net of current portion	27,906	29,605
Deferred income taxes	4,894	4,820
Other long-term liabilities	3,255	2,783
Total liabilities	141,740	155,175

Commitments and contingencies	-	-
Stockholders' equity:
Convertible exchangeable preferred stock	-	2
Undesignated preferred stock	-	-
Common stock	54,302	47,659
Additional paid-in capital	72,158	74,920
Accumulated other comprehensive income	10,823	5,416
Accumulated deficit	(23,819)	(36,955)
Total stockholders' equity	113,464	91,042
Total liabilities and stockholders' equity	$255,204	$246,217

OTHER BALANCE SHEET DATA
Working capital	$70,972	$57,858
Current ratio	1.7	1.5
Total debt	$58,463	$57,349
Debt-to-capitalization	34.0%	38.6%

ICO, Inc.
Supplemental Segment Information
 (Unaudited and in thousands, except percentages)

Revenues
Three Months Ended June 30:	2008	% of Total	2007	% of Total	Change	%
ICO Europe	$58,226	50%	$47,797	42%	$10,429	22%
Bayshore Industrial	19,044	16%	25,684	23%	(6,640)	(26%	)
ICO Asia Pacific	21,417	19%	25,528	22%	(4,111)	(16%	)
ICO Polymers North America	12,081	10%	11,083	10%	998	9%
ICO Brazil	4,950	5%	3,286	3%	1,664	51%
Consolidated	$115,718	100%	$113,378	100%	$2,340	2%

Nine Months Ended June 30:	2008	% of Total	2007	% of Total	Change	%
ICO Europe	$158,720	47%	$124,178	42%	$34,542	28%
Bayshore Industrial	71,563	21%	69,465	24%	2,098	3%
ICO Asia Pacific	58,989	18%	59,624	20%	(635)	(1%	)
ICO Polymers North America	34,971	10%	31,486	11%	3,485	11%
ICO Brazil	14,466	4%	9,605	3%	4,861	51%
Consolidated	$338,709	100%	$294,358	100%	$44,351	15%

Operating income (loss)
Three Months Ended June 30:	2008	2007	Change	%
ICO Europe	$3,901	$3,376	$525	16%
Bayshore Industrial	2,045	3,329	(1,284)	(39%	)
ICO Asia Pacific	(11)	2,315	(2,326)	(100%	)
ICO Polymers North America	1,811	1,553	258	17%
ICO Brazil	224	63	161	256%
Total Operations	7,970	10,636	(2,666)	(25%	)
Unallocated General Corporate Expense	(1,503)	(1,676)	173	(10%	)
Consolidated	$6,467	$8,960	$(2,493)	(28%	)

Nine Months Ended June 30:	2008	2007	Change	%
ICO Europe	$10,419	$6,559	$3,860	59%
Bayshore Industrial	8,755	9,642	(887)	(9%	)
ICO Asia Pacific	1,612	4,161	(2,549)	(61%	)
ICO Polymers North America	5,194	4,313	881	20%
ICO Brazil	553	267	286	107%
Total Operations	26,533	24,942	1,591	6%
Unallocated General Corporate Expense	(4,924)	(4,812)	(112)	2%
Consolidated	$21,609	$20,130	$1,479	7%

Operating income (loss) as a	Three Months Ended			Nine Months Ended
percentage of revenues	June 30,			June 30,
	2008	2007	Change	2008	2007	Change
ICO Europe	7%	7%	0%	7%	5%	2%
Bayshore Industrial	11%	13%	(2%)	12%	14%	(2%)
ICO Asia Pacific	0%	9%	(9%)	3%	7%	(4%)
ICO Polymers North America	15%	14%	1%	15%	14%	1%
ICO Brazil	5%	2%	3%	4%	3%	1%
Consolidated	6%	8%	(2%)	6%	7%	(1%)

ICO, Inc.
Supplemental Segment Information (cont'd.)
 (Unaudited and in thousands, except percentages)

Revenues
	Three Months Ended
	June 30,		March 31,
	2008	% of Total	2008	% of Total	Change	%
ICO Europe	$58,226	50%	$54,181	48%	$4,045	7%
Bayshore Industrial	19,044	16%	20,742	18%	(1,698)	(8%	)
ICO Asia Pacific	21,417	19%	19,627	18%	1,790	9%
ICO Polymers North America	12,081	10%	12,559	11%	(478)	(4%	)
ICO Brazil	4,950	5%	5,017	5%	(67)	(1%	)
Consolidated	$115,718	100%	$112,126	100%	$3,592	3%

Operating income (loss)
	Three Months Ended
	June 30,	March 31,
	2008	2008	Change	%
ICO Europe	$3,901	$3,520	$381	11%
Bayshore Industrial	2,045	2,782	(737)	(26%	)
ICO Asia Pacific	(11)	761	(772)	(101%	)
ICO Polymers North America	1,811	2,937	(1,126)	(38%	)
ICO Brazil	224	192	32	17%
Total Operations	7,970	10,192	(2,222)	(22%	)
Unallocated General Corporate Expense	(1,503)	(1,546)	43	(3%	)
Consolidated	$6,467	$8,646	$(2,179)	(25%	)

Operating income (loss) as a	Three Months Ended
percentage of revenues	June 30,	March 31,
	2008	2008	Change
ICO Europe	7%	6%	1%
Bayshore Industrial	11%	13%	(2%	)
ICO Asia Pacific	0%	4%	(4%	)
ICO Polymers North America	15%	23%	(8%	)
ICO Brazil	5%	4%	1%
Consolidated	6%	8%	(2%	)